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                                                                     EXHIBIT 4.1


                                  [LETTERHEAD]




September 7, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Westech Capital Corp.
         File #33-37534-NY

Gentlemen:

We were previously the principal accountants of Westech Capital Corp. and, under the date of August 5, 1999, we reported on the financial statements of Westech Capital Corp. as of and for the years ended June 30, 1999 and 1998. On August 31, 1999, our appointment as principal accountant was terminated. We have read
Item 4 of the Form 8-K dated August 27, 1999 of Westech Capital Corp. and we agree with the statements contained therein.


Very truly yours,


/s/ Scott & Guilfoyle
Scott & Guilfoyle